Exhibit 10.5

EXECUTIVE OFFICER
RESTRICTED STOCK UNIT AWARD AGREEMENT

PATTERSON-UTI ENERGY, INC.
2014 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective June 29, 2017)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and ____________ (the “Recipient”) effective as of the ____ day of _____, 20__ (the “Grant Date”), pursuant to the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated effective as of June 29, 2017 and as thereafter amended from time to time (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, the Company desires to grant to the Recipient the restricted stock units specified herein (the “RSUs”), subject to the terms and conditions of this Agreement and the Plan; and

Whereas, the Company and the Recipient desire that the remuneration provided under this Agreement meets the exception to the limitation on deduction contained in Section 162(m) of the of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
(a)	[For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Grant Date:
(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 1(a), the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(a); or

(ii)

Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or
(iii)

Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.][1]

(b)

“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of RSUs issued to the Recipient hereunder and the obligation to forfeit and surrender such RSUs to the Company.

(c)	“Restricted Period” shall mean the period designated by the Company during which the RSUs are subject to Forfeiture Restrictions under this Agreement.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.

Grant of Restricted Stock Units. Effective as of the Grant Date, the Company hereby grants to the Recipient pursuant to the terms and conditions of the Plan and this Agreement the following number of RSUs: _________. Each RSU shall represent the right to receive one share of the Company’s common stock, $.01 par value per share (“Common Stock”) on the conditions set forth herein. During the Restricted Period, the RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for the Recipient’s benefit.

3.

Vesting and Settlement. The RSUs that are granted hereby shall be subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall not lapse and the RSUs shall not vest either in part or in whole unless the performance conditions for any of the periods reflected in the table on Exhibit A (the “Performance Periods”) are satisfied for a Performance Period (the “Performance Goals”) as set forth on Exhibit A:

If the applicable Performance Goal is achieved for any of the Performance Periods, then the Restricted Period and all of the Forfeiture Restrictions on the RSUs shall lapse and the RSUs shall vest as follows (it

[1]	May be in some forms but not in others.

being understood that the number of RSUs as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested RSUs specified in subparagraph (a), (b), (c) or (d) below):

(a)	The Recipient shall become vested as to the RSUs pursuant to the following vesting schedule:
[(i)	on the first anniversary of the Grant Date, 1/3 of the RSUs subject to this Agreement shall vest;
(ii)

on the _____ day of each month of the twenty-three (23) months thereafter, one thirty-sixth (1/36) of the RSUs subject to this Agreement shall be vested and on the _____ day of the thirty-sixth month following the Grant Date the remaining RSUs subject to the Agreement shall be vested.]

[(i)	on the first anniversary of the Grant Date, 1/3 of the RSUs subject to this Agreement shall vest;
(ii)	on the second anniversary of the Grant Date, 1/3 of the RSUs subject to this Agreement shall vest; and
(iii)	on the third anniversary of the Grant Date, the remaining 1/3 of the RSUs subject to this Agreement shall vest.][2]

In the event the Performance Goals are not met as of the end of at least one Performance Period ending prior to an applicable vesting date specified in this Section 4(a), the RSUs that would have otherwise vested on such date shall not vest, but shall remain subject to the Forfeiture Restrictions until the Performance Goals are satisfied for a Performance Period (the “Qualifying Performance Period”), at which time any RSUs scheduled to have vested prior to the end of the Qualifying Performance Period shall vest, and any RSUs scheduled to vest subsequent to the end of the Qualifying Performance Period shall vest on their normal schedule, subject to the Recipient’s continued employment, except as otherwise expressly described below.

(b)

If the Recipient’s employment with the Company and all Subsidiaries is terminated for any reason other than death or disability before all the RSUs have vested, the RSUs that have not vested shall be forfeited and the Recipient shall cease to have any rights with respect to such forfeited RSUs.

(c)

In the event of the termination of the Recipient’s employment with the Company and all Subsidiaries due to death or disability before all of the RSUs have vested, the Recipient shall be vested in the number of RSUs equal to the sum of the following:

(i)

a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 365 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 365, plus

(ii)

a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 730 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 730, plus

[2]	Each award is expected to have yearly or monthly vesting.

(iii)

a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 1095 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 1095.

(d)

[Upon the occurrence of a Change in Control of the Company, the RSUs that have not vested as of the date of such Change in Control of the Company shall be 100% vested; provided, however, that this subparagraph (d) shall not apply if the Recipient is the Covered Person or forms part of the Covered Person as specified in Section 1(a)(i) that acquires 35% or more of either the Outstanding Company Common Stock or Outstanding Company Voting Securities and such acquisition constitutes a Change in Control of the Company.]

If the Performance Goal is not achieved by the end of the last Performance Period then the Forfeiture Restrictions shall not lapse and the RSUs and all rights of the Recipient pursuant to this Agreement shall lapse and become null and void, and all of the RSUs shall be forfeited to the Company, on the date the Committee determines that the Performance Goal for each and all of the Performance Periods has not been achieved.  In addition, if the Performance Goal is achieved for any of the Performance Periods, any RSUs that do not become vested pursuant to subparagraphs (a), (c) or (d) above shall be forfeited and the Recipient shall cease to have any rights with respect to such forfeited RSUs.

Subject to satisfaction of the withholding provisions of Section 8, on the date the RSUs granted hereunder become vested, the Recipient shall be entitled to receive one Share, which shall be delivered or transferred as soon as administratively practicable thereafter in exchange for each vested RSU granted hereunder and after such delivery or transfer the Recipient shall have no further rights with respect to such RSU.  The Company shall cause to be delivered or transferred to the Recipient (or the Recipient’s legal representative or heir) a stock certificate representing those Shares issued in exchange for RSUs awarded hereby or shall cause the shares to be registered on the applicable stock transfer records in the Recipient’s name, and such Shares shall be transferable by the Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

4.

Dividend Equivalents.  [No Dividend Equivalents shall be paid with respect to any RSUs during the Restricted Period.] [OR] [During the Restricted Period, Dividend Equivalents with respect to the RSUs shall be accrued and credited, without interest, to a notional account and shall be subject to the same vesting and payment schedule as the underlying RSUs [and payable in cash].]

5.	Section 409A. The RSUs granted hereby are subject to the payment timing and other restrictions set forth in Section 13.14 of the Plan.
6.

Transfer Restrictions.  The RSUs granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Notwithstanding the foregoing, the Recipient may assign or transfer the RSUs granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the Recipient’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Recipient or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement and shall execute an agreement satisfactory to the Company evidencing such obligations, relating to the RSUs; and provided further that the Recipient shall remain bound by the terms and conditions of the Plan.  Further, any Shares delivered upon the vesting of the RSUs awarded hereunder may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of such shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.

7.

Capital Adjustments and Reorganizations. The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.

Tax Withholding.  To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under the Agreement results in income to the Recipient for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Recipient shall deliver to the Company or such Subsidiary at the time of such receipt, vesting or distribution, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations.  If the Recipient fails to do so, the Company or any of its Subsidiaries is authorized to withhold from wages or other amounts otherwise payable to such Recipient the minimum statutory withholding taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations.  Subject to restrictions that the Committee, in its sole discretion, may impose, the Recipient may satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Recipient’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement.  The Company shall not be obligated to deliver, transfer or release any Shares upon the vesting of the RSUs until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.

9.

No Fractional Shares.  All provisions of this Agreement concern whole Shares.  Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

10.

Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain an employee of the Company or its Subsidiaries for any specified term.

11.

Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, by facsimile transmission or by courier or delivery service, to the Company at 10713 West Sam Houston Parkway N., Suite 800, Houston, Texas 77064, Attention: Chief Financial Officer, facsimile number (281) 765-7175, and to the Recipient at the Recipient’s address and facsimile number (if applicable) indicated beneath the Recipient’s signature on the execution page of this Agreement, or at such other address and facsimile number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.

Amendment and Waiver. Except as otherwise provided in Section 12.1 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

13.

Governing Law and Severability. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

14.

Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the RSUs granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient and the Recipient’s Permitted Assignees executors, administrators, agents, legal and personal representatives.

15.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument

16.

Grant Subject to Terms of Plan and this Agreement.  The Recipient acknowledges and agrees that the grant of the RSUs hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the RSUs pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

In Witness Whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all effective as of the date first above written.

PATTERSON-UTI ENERGY, INC.:

By:

Name:

Title:

RECIPIENT:

Name:
Address:______________________________
______________________________
______________________________
Facsimile No.:___________________________

EXHIBIT A

The Performance Goals for the applicable Performance Periods are set forth in the following table.

[The Forfeiture Restrictions shall not lapse and the RSUs shall not vest either in part or in whole unless the Company’s earnings before interest, taxes, depreciation, and amortization as determined by the Committee based on the Company’s audited financial statements (“EBITDA”) for any of the periods reflected in the table below is equal to or greater than the amount required for such Performance Period as set forth below:]

For the Performance Period…	[the required Performance Goal is EBITDA for such period equal to or greater than …]